Exhibit 3.1

UNDER ARMOUR, INC.

ARTICLES OF AMENDMENT

Under Armour, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The first sentence of Article SIXTH of the charter of the Corporation (the “Charter”) is hereby deleted and the following is inserted in lieu thereof:

SIXTH: The total number of shares of capital stock that the Corporation has the authority to issue is Eight Hundred and Thirty-Five Million, Seven Hundred Thousand (835,700,000) shares, all of which consist of common stock, par value $0.0003 1/3 per share (the “Common Stock”), of which Four Hundred Million (400,000,000) shares are designated as shares of Class A Common Stock, par value $0.0003 1/3 per share (the “Class A Common Stock”), and Thirty-Five Million, Seven Hundred Thousand (35,700,000) shares are designated as shares of Class B Common Stock, par value $0.0003 1/3 per share (the “Class B Common Stock”), having an aggregate par value of Two Hundred and Seventy-Eight Thousand, Five Hundred and Sixty-Six Dollars and Sixty-Six and Two-Thirds Cents ($278,566.66 2/3).

SECOND: The foregoing amendment to the Charter was approved by a majority of the Corporation’s entire Board of Directors as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”) and Article SIXTH of the Charter without any action by the stockholders of the Corporation.

THIRD: The information required by Section 2-607(b)(2)(i) of the MGCL is not changed by foregoing amendment.

FOURTH: The total number of shares of all classes of stock of the Corporation that the Corporation had the authority to issue immediately before the foregoing amendment to the Charter, and the number and par value of the shares of each class, 3,675,000 shares of Class B Common Stock having been cancelled pursuant to Section (a)(ix)(3) of Article SIXTH of the Charter upon their conversion to shares of Class A Common Stock, were:

435,700,000 shares of capital stock, consisting of 435,700,000 shares of common stock, par value $0.0003 1/3 per share, of which 400,000,000 shares were classified and designated as shares of Class A Common Stock and 35,700,000 shares were classified and designated as shares of Class B Common Stock, having an aggregate par value of $145,233.33 1/3.

FIFTH: The total number of shares of all classes of stock of the Corporation that the Corporation has the authority to issue pursuant to the foregoing amendment to the Charter, and the number and par value of the shares of each class, are:

835,700,000 shares of capital stock, consisting of 835,700,000 shares of common stock, par value $0.0003 1/3 per share, of which 400,000,000 shares are classified and designated as shares of Class A Common Stock and 35,700,000 shares are classified and designated as shares of Class B Common Stock, having an aggregate par value of $278,566.66 2/3.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, Under Armour, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and attested by its Secretary, as of the 15th day of June, 2015.

ATTEST:	UNDER ARMOUR, INC.

/s/ John P. Stanton	By:	/s/ Kevin A. Plank
Name: John P. Stanton	Name: Kevin A. Plank
Title: Secretary	Title: Chief Executive Officer